UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 18, 2022

Date of Report (Date of earliest event reported)

Installed Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36307	45-3707650
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

495 South High Street, Suite 50

Columbus, Ohio 43215

(Address of principal executive offices, zip code)

(614) 221-3399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	IBP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 18, 2022, the Board of Directors (the “Board”) of Installed Building Products, Inc. (“IBP” or the “Company”) voted to (i) increase the size of the Board from eight to nine members and (ii) appoint Robert H. Schottenstein to fill the newly created vacancy. Mr. Schottenstein will serve as a Class I director of the Board, effective as of July 18, 2022, until the Company’s 2023 annual meeting of stockholders (“2023 Annual Meeting”), at which time Mr. Schottenstein will stand for election to the Board.

Mr. Schottenstein had previously served on the Board from April 2014 to March 2020. Since that time, Mr. Schottenstein has reduced his public company board commitments.

Mr. Schottenstein is the Chairman, Chief Executive Officer and President of M/I Homes, Inc. (NYSE: MHO). Mr. Schottenstein joined M/I Homes in 1990, was named President in 1996, Chief Executive Officer in 2004, and Chairman in 2004. Prior to joining M/I Homes, from 1977 to 1990, Mr. Schottenstein was engaged in the private practice of law specializing in commercial real estate, corporate and banking transactions. Mr. Schottenstein currently serves on the board of The Ohio State University Wexner Medical Center and The Ohio State University Foundation. In addition, he serves on the Executive Committee and as Vice Chair of The Harvard University Joint Center for Housing.

Mr. Schottenstein will participate in the Company’s compensation program for non-employee directors, which includes an annual retainer of $75,000 and an annual grant of restricted stock with a grant date fair value of $100,000. Mr. Schottenstein will receive a prorated annual retainer for the 2022 fiscal year and a grant of restricted stock for the period commencing on the effective date of his appointment through the 2023 Annual Meeting. Mr. Schottenstein’s prorated grant of restricted stock will vest on the earlier to occur of (i) immediately prior to the 2023 Annual Meeting, subject to his continued service to that date or (ii) his death.

In connection with Mr. Schottenstein’s appointment as a director of the Company, the Company will enter into an indemnification agreement with him in the same form as the indemnification agreements the Company has entered into with its other directors and officers.

There is no arrangement or understanding between Mr. Schottenstein and any other persons pursuant to which Mr. Schottenstein was selected as a director. In addition, Mr. Schottenstein is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Schottenstein’s appointment, the Board determined that Mr. Schottenstein qualifies as an “independent director” as defined in the rules of the New York Stock Exchange. The Board considered that Mr. Schottenstein is the Chief Executive Officer of M/I Homes, Inc., a homebuilder with which the Company conducts business. The aggregate annual value of this business is less than 1% of the annual revenues of each of the Company and M/I Homes, Inc. and is conducted in the ordinary course of business of both companies. The Company’s net sales to M/I Homes, Inc. and its affiliates in the fiscal year ended December 31, 2021 were approximately $16.6 million.

A copy of the press release with respect to Mr. Schottenstein’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Installed Building Products, Inc. dated July 18, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTALLED BUILDING PRODUCTS, INC.

Date: July 18, 2022	By:	/s/ Michael T. Miller
Executive Vice President and
Chief Financial Officer